Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

OSHKOSH CORPORATION REPORTS FISCAL 2021

FIRST QUARTER RESULTS

Solid Start to the Fiscal Year

Declares Quarterly Cash Dividend of $0.33 Per Share

OSHKOSH, WI - (January 27, 2021) - Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and essential equipment, today reported fiscal 2021 first quarter net income of $69.5 million, or $1.01 per diluted share, compared to $75.7 million, or $1.10 per diluted share, in the first quarter of fiscal 2020. Results for the first quarter of fiscal 2021 included after-tax charges of $7.8 million, or $0.11 per diluted share, associated with restructuring actions in the Access Equipment segment and $0.6 million, or $0.01 per diluted share, associated with business acquisition costs in the Defense segment. Excluding these charges, fiscal 2021 first quarter adjusted1 net income was $77.9 million, or $1.13 per diluted share. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the first quarter of fiscal 2021 decreased 7.0 percent to $1.58 billion as a result of a decrease in sales in the Access Equipment and Commercial segments, offset in part by higher Defense and Fire & Emergency segment sales.

Consolidated operating income in the first quarter of fiscal 2021 decreased 12.1 percent to $95.9 million, or 6.1 percent of sales, compared to $109.1 million, or 6.4 percent of sales, in the first quarter of fiscal 2020. The decrease was primarily due to the impact of lower consolidated sales volume, adverse absorption as a result of lower production and restructuring-related charges in the Access Equipment segment, offset in part by lower spending as a result of the COVID-19 pandemic, larger cumulative catch-up adjustments in the Defense segment and favorable product mix. Excluding $8.0 million of pre-tax charges related to restructuring actions and $0.7 million of pre-tax business acquisition costs, adjusted1 operating income in the first quarter of fiscal 2021 was $104.6 million, or 6.6 percent of sales.

“We are pleased to announce fiscal first quarter sales of $1.6 billion and adjusted earnings per share of $1.13, both of which exceeded our expectations,” said Wilson R. Jones, chief executive officer of Oshkosh Corporation. “Several of our key manufacturing sites are located in areas of the United States that suffered from very high rates of COVID-19 spread in the Fall of 2020. This caused high levels of absenteeism and brought challenges for many of our supply chain partners. In response, Oshkosh team members demonstrated strong execution by successfully controlling costs, managing our operations and delivering impressive results.

“During the quarter, our Defense segment received a Joint Light Tactical Vehicle (JLTV) order for just over $900 million that included JLTVs for three international customers as well as trailers and support kits. This is the third straight year that we’ve received a large JLTV delivery order, and this backlog provides a strong foundation with solid visibility for our Defense segment. In December, we announced plans to acquire Pratt Miller, an advanced engineering, technology and innovation firm. We expect to leverage their speed, agility and expertise in electrification as well as autonomous and connected systems among many strengths to support new product offerings across the company. We closed on the transaction in mid-January and welcome the team at Pratt Miller to the Oshkosh family.

“While the timing of recovery in our Access Equipment segment remains difficult to predict, we are confident in the strength and resilience of our businesses as we continue to adapt and pivot during the pandemic. Although we are not providing quantitative expectations with today’s announcement, we are seeing improvement in our end markets and believe that we are well positioned to grow revenues in the back half of fiscal 2021 and retain a positive long-term outlook,” said Jones.

Factors affecting first quarter results for the Company’s business segments included:

Access Equipment - Access Equipment segment net sales in the first quarter of fiscal 2021 decreased 21.5 percent to $563.7 million. The decrease in sales was due to lower market demand resulting from the economic downturn as a result of COVID-19.

Access Equipment segment operating income in the first quarter of fiscal 2021 decreased 63.9 percent to $24.9 million, or 4.4 percent of sales, compared to $69.0 million, or 9.6 percent of sales, in the first quarter of fiscal 2020. The decrease in operating income was primarily due to the impact of lower sales volume, adverse absorption as a result of lower production, unfavorable price/cost dynamics and charges related to restructuring actions of $8.0 million, offset in part by lower spending as a result of the COVID-19 pandemic, lower intangible asset amortization and favorable product mix. Excluding $8.0 million of pre-tax charges related to restructuring actions, adjusted1 operating income in the first quarter of fiscal 2021 was $32.9 million, or 5.8 percent of sales.

Defense - Defense segment net sales for the first quarter of fiscal 2021 increased 10.0 percent to $550.3 million due to higher aftermarket parts & service sales.

Defense segment operating income in the first quarter of fiscal 2021 increased 70.3 percent to $52.8 million, or 9.6 percent of sales, compared to $31.0 million, or 6.2 percent of sales, in the first quarter of fiscal 2020. The increase in operating income was due to an increase in the cumulative catch-up adjustment on contract margins of $11.0 million, favorable product mix and the impact of higher sales volume, offset in part by higher new product development spending. Excluding $0.7 million of pre-tax business acquisition costs, adjusted1 operating income in the first quarter of fiscal 2021 was $53.5 million, or 9.7 percent of sales.

[1]

This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

Oshkosh Corporation Reports Results for Fiscal 2021 First Quarter

January 27, 2021

Fire & Emergency - Fire & Emergency segment net sales for the first quarter of fiscal 2021 increased 6.6 percent to $273.9 million due to higher Aircraft Rescue and Firefighting vehicle volume as a number of multi-unit international awards were recognized in the first quarter of fiscal 2021.

Fire & Emergency segment operating income in the first quarter of fiscal 2021 increased 13.6 percent to $35.1 million, or 12.8 percent of sales, compared to $30.9 million, or 12.0 percent of sales, in the first quarter of fiscal 2020. The increase in operating income was largely due to the impact of higher sales volume and lower spending as a result of the COVID-19 pandemic.

Commercial - Commercial segment net sales for the first quarter of fiscal 2021 decreased 12.7 percent to $195.7 million due to lower demand caused by the COVID-19 pandemic and the impact of the sale of the concrete batch plant business in the fourth quarter of fiscal 2020. Concrete batch plant sales were $10.3 million in the first quarter of fiscal 2020.

Commercial segment operating income in the first quarter of fiscal 2021 decreased 33.1 percent to $11.9 million, or 6.1 percent of sales, compared to $17.8 million, or 7.9 percent of sales, in the first quarter of fiscal 2020. The decrease in operating income was primarily due to the impact of lower sales volumes and higher material costs, offset in part by lower spending as a result of the COVID-19 pandemic.

Corporate - Corporate operating costs in the first quarter of fiscal 2021 decreased $10.8 million to $28.8 million primarily due to lower spending as a result of the COVID-19 pandemic, including lower consolidated healthcare costs, and the timing of share-based compensation expense.

Interest Expense Net of Interest Income - Interest expense net of interest income in the first quarter of fiscal 2021 decreased $0.4 million to $11.4 million.

Provision for Income Taxes - The Company recorded income tax expense in the first quarter of fiscal 2021 of $13.2 million, or 15.9 percent of pre-tax income, compared to $20.7 million, or 21.4 percent of pre-tax income, in the first quarter of fiscal 2020. Excluding the tax impact of restructuring and acquisition costs of $0.3 million, adjusted1 income tax expense in the first quarter of fiscal 2021 was $13.5 million, or 14.7 percent of adjusted pre-tax income. Adjusted1 income tax expense in the first quarter of fiscal 2021 included discrete tax benefits of $6.7 million, primarily related to the resolution of certain tax matters upon conclusion of an audit.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.33 per share of Common Stock. The dividend will be payable on February 26, 2021, to shareholders of record as of February 12, 2021.

Conference Call

The Company will host a conference call at 9:00 a.m. EST this morning to discuss its fiscal 2021 first quarter results. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EST this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this

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Oshkosh Corporation Reports Results for Fiscal 2021 First Quarter

January 27, 2021

news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the overall impact of the COVID-19 pandemic on the Company’s business, results of operations and financial condition; the duration and severity of the COVID-19 pandemic; actions that may be taken by governmental authorities and others to address or otherwise mitigate the impact of the COVID-19 pandemic; the negative impacts of the COVID-19 pandemic on global economies and the Company’s customers, suppliers and employees; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased commodity, raw material, labor and freight costs; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather, natural disasters or pandemics that may affect the Company, its suppliers or its customers; performance issues with suppliers or subcontractors; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs more than 14,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products and London™. For more information, visit oshkoshcorp.com.
________

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Oshkosh Corporation Reports Results for Fiscal 2021 First Quarter

January 27, 2021

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2021 First Quarter

January 27, 2021

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended December 31,
	2020	2019
Net sales	$1,576.5	$1,695.1
Cost of sales	1,333.9	1,405.6
Gross income	242.6	289.5

Operating expenses:
Selling, general and administrative	145.4	173.4
Amortization of purchased intangibles	1.3	7.0
Total operating expenses	146.7	180.4
Operating income	95.9	109.1

Other income (expense):
Interest expense	(12.0)	(13.1)
Interest income	0.6	1.3
Miscellaneous, net	(1.5)	(0.4)
Income before income taxes and losses of unconsolidated affiliates	83.0	96.9
Provision for income taxes	13.2	20.7
Income before losses of unconsolidated affiliates	69.8	76.2
Equity in losses of unconsolidated affiliates	(0.3)	(0.5)
Net income	$69.5	$75.7

Earnings per share:
Basic	$1.02	$1.11
Diluted	1.01	1.10

Basic weighted-average shares outstanding	68,240,322	68,098,220
Dilutive equity-based compensation awards	568,241	843,307
Diluted weighted-average shares outstanding	68,808,563	68,941,527

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Oshkosh Corporation Reports Results for Fiscal 2021 First Quarter

January 27, 2021

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	December 31, 2020	September 30, 2020
Assets
Current assets:
Cash and cash equivalents	$898.6	$582.9
Receivables, net	699.2	857.6
Unbilled receivables	531.4	483.6
Inventories, net	1,502.8	1,505.4
Other current assets	117.4	106.3
Total current assets	3,749.4	3,535.8
Property, plant and equipment:
Property, plant and equipment	1,391.8	1,397.0
Accumulated depreciation	(836.6)	(831.1)
Property, plant and equipment, net	555.2	565.9
Goodwill	1,018.7	1,009.5
Purchased intangible assets, net	417.2	418.2
Other long-term assets	275.9	286.5
Total assets	$6,016.4	$5,815.9

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$-	$5.2
Accounts payable	532.2	577.8
Customer advances	684.6	491.4
Payroll-related obligations	134.4	150.8
Income taxes payable	37.6	14.7
Other current liabilities	322.7	345.2
Total current liabilities	1,711.5	1,585.1
Long-term debt, less current maturities	818.1	817.9
Other long-term liabilities	554.2	562.2
Commitments and contingencies
Shareholders’ equity	2,932.6	2,850.7
Total liabilities and shareholders’ equity	$6,016.4	$5,815.9

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Oshkosh Corporation Reports Results for Fiscal 2021 First Quarter

January 27, 2021

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Three Months Ended December 31,
	2020	2019
Operating activities:
Net income	$69.5	$75.7
Depreciation and amortization	26.6	28.0
Stock-based compensation expense	6.6	9.4
Deferred income taxes	0.2	0.8
(Gain) loss on sale of assets	2.7	(8.6)
Foreign currency transaction (gains) losses	0.5	(1.3)
Other non-cash adjustments	2.6	0.4
Changes in operating assets and liabilities	259.4	(254.3)
Net cash provided (used) by operating activities	368.1	(149.9)

Investing activities:
Additions to property, plant and equipment	(21.6)	(33.7)
Additions to equipment held for rental	(1.9)	(7.5)
Proceeds from sale of equipment held for rental	2.7	29.0
Other investing activities	(2.5)	(1.0)
Net cash used by investing activities	(23.3)	(13.2)

Financing activities:
Repayment of debt	(5.2)	-
Repurchases of Common Stock	(8.0)	(17.9)
Dividends paid	(22.5)	(20.4)
Proceeds from exercise of stock options	4.6	14.8
Other financing activities	(1.2)	(0.3)
Net cash used by financing activities	(32.3)	(23.8)

Effect of exchange rate changes on cash	3.2	2.5
Increase (decrease) in cash and cash equivalents	315.7	(184.4)
Cash and cash equivalents at beginning of period	582.9	448.4
Cash and cash equivalents at end of period	$898.6	$264.0

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Oshkosh Corporation Reports Results for Fiscal 2021 First Quarter

January 27, 2021

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended December 31,
	2020			2019
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$278.0	$-	$278.0	$306.0	$-	$306.0
Telehandlers	122.9	-	122.9	201.4	-	201.4
Other	161.5	1.3	162.8	210.5	-	210.5
Total Access Equipment	562.4	1.3	563.7	717.9	-	717.9

Defense(a)	550.0	0.3	550.3	499.9	0.5	500.4

Fire & Emergency(a)	269.8	4.1	273.9	252.7	4.2	256.9

Commercial
Refuse collection	102.3	-	102.3	115.9	-	115.9
Concrete placement	67.7	-	67.7	75.7	-	75.7
Other	24.2	1.5	25.7	32.3	0.3	32.6
Total Commercial	194.2	1.5	195.7	223.9	0.3	224.2
Corporate and intersegment eliminations	0.1	(7.2)	(7.1)	0.7	(5.0)	(4.3)
	$1,576.5	$-	$1,576.5	$1,695.1	$-	$1,695.1

	Three Months Ended December 31,
	2020	2019
Operating income (loss):
Access Equipment	$24.9	$69.0
Defense(a)	52.8	31.0
Fire & Emergency(a)	35.1	30.9
Commercial	11.9	17.8
Corporate and intersegment eliminations	(28.8)	(39.6)
	$95.9	$109.1

	December 31,
	2020	2019
Period-end backlog:
Access Equipment	$771.5	$1,011.1
Defense(a)	3,399.9	2,979.6
Fire & Emergency(a)	1,170.8	1,069.8
Commercial	361.0	366.8
	$5,703.2	$5,427.3

(a)

On October 1, 2020, the Company transferred operational responsibility of the airport snow removal vehicle business from the Fire & Emergency segment to the Defense segment. As a result, the results of the airport snow removal vehicle business have been included with the Defense segment for financial reporting purposes. Historical information has been reclassified to include the airport snow removal vehicle business in the Defense segment for all periods presented.

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Oshkosh Corporation Reports Results for Fiscal 2021 First Quarter

January 27, 2021

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended December 31,
	2020	2019
Access Equipment segment operating income (GAAP)	$24.9	$69.0
Restructuring-related costs	8.0	-
Adjusted Access Equipment segment operating income (non-GAAP)	$32.9	$69.0

Defense segment operating income (GAAP)	$52.8	$31.0
Acquisition costs	0.7	-
Adjusted Defense segment operating income (non-GAAP)	$53.5	$31.0

Consolidated operating income (GAAP)	$95.9	$109.1
Restructuring-related costs	8.0	-
Acquisition costs	0.7	-
Adjusted consolidated operating income (non-GAAP)	$104.6	$109.1

Pre-tax Income (GAAP)	$83.0	$96.9
Restructuring-related costs	8.0	-
Acquisition costs	0.7	-
Adjusted pre-tax income (non-GAAP)	$91.7	$96.9

Provision for income taxes (GAAP)	$13.2	$20.7
Income tax benefit of restructuring-related costs	0.2	-
Income tax benefit of acquisition costs	0.1	-
Adjusted provision for income taxes (non-GAAP)	$13.5	$20.7

Net income (GAAP)	$69.5	$75.7
Restructuring-related costs, net of tax	7.8	-
Acquisition costs, net of tax	0.6	-
Adjusted net income (non-GAAP)	$77.9	$75.7

Earnings per share-diluted (GAAP)	$1.01	$1.10
Restructuring-related costs, net of tax	0.11	-
Acquisition costs, net of tax	0.01	-
Adjusted earnings per share-diluted (non-GAAP)	$1.13	$1.10

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